SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GILEAD SCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

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GILEAD SCIENCES, INC.

333 Lakeside Drive
Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2005

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Tuesday, May 10, 2005, at 10:00 a.m. local time at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010 for the following purposes:

1.                To elect eight directors to serve for the next year and until their successors are elected.

2.                To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of Gilead for the fiscal year ending December 31, 2005.

3.                To approve the adoption of an amendment to Gilead’s 2004 Equity Incentive Plan.

4.                To vote on a stockholder proposal requesting a report on HIV/AIDS, tuberculosis and malaria pandemics.

5.                To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 22, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Mark L. Perry Secretary

Foster City, CA
April 1, 2005

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN (A RETURN ENVELOPE IS ENCLOSED) THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE (OR GRANT A PROXY TO VOTE BY TELEPHONE OR THE INTERNET) IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES AND A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

GILEAD SCIENCES, INC.

333 Lakeside Drive
Foster City, California 94404

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2005
INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), for use at the Annual Meeting of Stockholders to be held on Tuesday, May 10, 2005 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California 94010.

Solicitation

Gilead will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Gilead’s common stock beneficially owned by others to forward to such beneficial owners. Gilead may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other employees of Gilead. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

Gilead intends to mail this Proxy Statement and the accompanying proxy card on or about April 1, 2005 to all stockholders entitled to vote at the Annual Meeting.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in Gilead’s proxy statement and form of proxy for Gilead’s 2006 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) is December 2, 2005. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so by not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2005 annual meeting of stockholders (no earlier than January 10, 2006 and no later than February 9, 2006, as currently scheduled); provided, however, that in the event that the date of the annual meeting of stockholders is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting of stockholders, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting of stockholders and not later than the close of business on the 90th day prior to the 2006 annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on March 22, 2005 will be entitled to notice of and to vote at the Annual Meeting. Each holder of record of common stock on such date will be entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. At the close of business on March 22, 2005, Gilead had outstanding and entitled to vote 450,376,221 shares of common stock.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. The inspector of election appointed for the meeting will tabulate all votes, and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, except they will have no effect on the election of directors. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a particular matter has been approved.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The law of the State of Delaware, under which Gilead is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.proxyvoting.com/gild to grant a proxy to vote their shares by means of the Internet. They will be required to provide the Gilead number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than Gilead’s proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ website at http://www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern time on May 9, 2005. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Gilead’s Secretary at Gilead’s principal executive office, 333 Lakeside Drive, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

There are eight nominees for the eight Board of Directors positions presently authorized by resolution of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead. Each nominee was previously elected by the stockholders at the 2004 annual meeting of stockholders.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as Gilead’s management may propose. Each person nominated for election has agreed to serve if elected and Gilead’s management has no reason to believe that any nominee will be unable to serve.

Gilead has a standing Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the standards for independence described by the Nasdaq Stock Market (“Nasdaq”) listing requirements. The Nominating and Corporate Governance Committee recommended each of the listed nominees to the Board for nomination.

THE BOARD RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

Nominees

The names of the nominees in alphabetical order and certain information about them as of April 1, 2005, are set forth below:

Name	Age	Position With Gilead/Principal Occupation
Paul Berg(1)(2)	78	Cahill Professor, Emeritus, Department of Biochemistry, Stanford University School of Medicine
Etienne F. Davignon	72	Vice Chairman of Suez-Tractebel
James M. Denny(1)(3)	72	Chairman of the Board of Directors of Gilead
John C. Martin	53	President and Chief Executive Officer of Gilead
Gordon E. Moore(3)(4)	76	Chairman Emeritus, Intel Corporation
Nicholas G. Moore(3)(4)	63	Retired Chairman of PricewaterhouseCoopers
George P. Shultz(1)(3)	84	Distinguished Fellow, Hoover Institution, Stanford University
Gayle E. Wilson(2)(4)	62	Director of The Education Financing Foundation of California and the Ralph M. Parsons Foundation

(1)   Member of the Nominating and Corporate Governance Committee

(2)   Member of the Scientific Committee

(3)   Member of the Audit Committee

(4)   Member of the Compensation Committee

Dr. Berg joined Gilead’s Board of Directors in April 1998. Dr. Berg is currently Cahill Professor Emeritus in Cancer Research in the Department of Biochemistry at Stanford University School of Medicine, where he has been on the faculty since 1959. He is Director Emeritus of the Stanford University

Beckman Center for Molecular and Genetic Medicine. Dr. Berg is a director of Affymetrix, Inc. He is a founder of and a scientific advisor to the president of Schering-Plough’s DNAX Research Institute. Dr. Berg also served on Gilead’s Scientific Advisory Board from April 1998 to December 2003. Dr. Berg received the Nobel Prize for Chemistry in 1980 and the National Medal of Science in 1983.

Mr. Davignon joined Gilead’s Board of Directors in September 1990. He is currently the Vice-Chairman of Suez-Tractebel. He served as Chairman of Société Générale de Belgique, a diversified financial and industrial company from 1985 to 2001. Mr. Davignon served as the European Community’s Commissioner for Industry and International Markets from 1977 to 1981 and as the EC’s Vice President for Research, Industry and Energy Policies from 1981 to 1984. Mr. Davignon is Chairman of Compagnie des Wagons Lits, Reciticel, CMB, SN Air Holding and a director of Suez and Sofina.

Mr. Denny joined Gilead’s Board of Directors in January 1996 and was elected Chairman of the Board in January 2001. Mr. Denny is retired Vice Chairman and Chief Financial Officer of Sears, Roebuck & Co. Previously, he served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., as well as Chairman of Pearle Health Services, Inc., a Searle-affiliated company. He is a director of GATX Corporation and ChoicePoint, Inc. Mr. Denny served as Director of Sears, Allstate Corporation, Astra AB, General Instruments, and the Principal Financial Group. He served as a Senior Advisor to William Blair Capital Partners LLC from 1995 to 2000.

Dr. Martin has served as Gilead’s President and Chief Executive Officer and a member of the Board since April 1996. He joined Gilead in October 1990 as Vice President for Research and Development. From 1984 to 1990 he was employed at Bristol-Myers Squibb and was with Syntex Corporation from 1978 to 1984. Dr. Martin received his Ph.D. in organic chemistry from the University of Chicago. Dr. Martin serves as a director of the California Healthcare Institute and the Biotechnology Industry Organization.

Dr. Gordon Moore joined Gilead’s Board of Directors in January 1996 and served as a member of Gilead’s Business Advisory Board from July 1991 until January 1996. Dr. Moore is a co-founder and Chairman Emeritus of Intel Corporation, where he previously served as Chairman, President and Chief Executive Officer. He also served as Director of Research and Development for the Fairchild Semiconductor Division of Fairchild Camera and Instrument Corporation. Dr. Moore is a member of the Board of Trustees at the California Institute of Technology. He received the National Medal of Technology in 1990 and the Presidential Medal of Freedom, the nation’s highest civilian honor, in 2002.

Mr. Nicholas Moore joined Gilead’s Board of Directors in March 2004. Mr. Moore is the Retired Global Chairman of PricewaterhouseCoopers (PwC), a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Mr. Moore was elected Chairman and CEO of Coopers & Lybrand (U.S.) in 1994 and of Coopers & Lybrand International in 1997. Following the merger in July 1998 with Price Waterhouse, Mr. Moore served as CEO of the U.S. firm of PricewaterhouseCoopers for two years and served for three years as Global Chairman of PricewaterhouseCoopers. Mr. Moore serves on the Board of Directors of Bechtel Group, Inc., Network Appliance Inc., Brocade Communications Systems, Inc., Hudson Highland Group, Inc. and certain private, venture capital-backed technology companies. He also serves as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is a member of the American Institute of CPAs, the California Bar Association, and the California and New York Society of CPAs. Mr. Moore received a B.S. in Accounting from St. Mary’s College and a J.D. from Hastings College of Law, the University of California.

Dr. Shultz joined Gilead’s Board of Directors in January 1996. Dr. Shultz currently serves as Distinguished Fellow at the Hoover Institution and as a director of the Bechtel Group, Inc., Fremont Group, Inc. and Charles Schwab, Inc. Dr. Shultz serves as Chairman of J.P. Morgan Chase & Co.’s International Advisory Council. Dr. Shultz served as U.S. Secretary of State from 1982 to 1989 and earlier served as Secretary of Labor, Director of the Office of Management and Budget and Secretary of the Treasury. Previously, he served as Dean of the Graduate School of Business at the University of Chicago

and as President of the Bechtel Group, Inc. In 1989, Dr. Shultz was awarded the Presidential Medal of Freedom, the nation’s highest civilian honor.

Mrs. Wilson joined Gilead’s Board of Directors in October 2001. Wife of former Governor Pete Wilson, Mrs. Wilson served as California’s First Lady from 1991-1999. She was recently appointed to the Independent Citizens Oversight Committee (ICOC), which oversees the California Institute for Regenerative Medicine. Mrs. Wilson currently serves as a director of the Education Financing Foundation of California and the Ralph M. Parsons Foundation, a nonprofit organization providing grants primarily in the areas of higher education, social impact, civic and cultural issues, and health. Mrs. Wilson is a member of the Board of Trustees of California Institute of Technology (Caltech), and she is a member of its Jet Propulsion Lab Committee. In addition, she is Chairman of the Advisory Board of the California State Summer School for Math and Science (COSMOS) and is a trustee of the Center for Excellence in Education. Mrs. Wilson is also a member of the Scripps Institution of Oceanography Director’s Council.

Board Committees and Meetings

Independence of the Board of Directors

The Nasdaq listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions and relationships between each director (and his or her family members) and Gilead, its senior management and its independent auditors, the Board of Directors has affirmatively determined that seven of Gilead’s eight nominees for director are independent within the meaning of the applicable Nasdaq rules. Dr. Martin, Gilead’s President and Chief Executive Officer, is not “independent” within the meaning of the Nasdaq rules.

As required under the Nasdaq listing standards, Gilead’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2004, the Board of Directors held six meetings. The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. During the fiscal year ended December 31, 2004, each director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served. The Board has a policy encouraging but not requiring members to attend annual meetings. Three Board members attended Gilead’s 2004 annual meeting of stockholders.

Committees of the Board of Directors

The Audit Committee of the Board of Directors of Gilead oversees Gilead’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Gilead engagement team as required by law; reviews the financial statements to be included in Gilead’s Annual Reports on Form 10-K and quarterly reports on Form 10-Q; and discusses with management and the independent auditors the results of the annual audit and the results of the auditor’s review of Gilead’s quarterly financial statements. The Audit Committee is currently comprised of Nicholas G. Moore (Chairman), Mr. Denny, Gordon Moore and Dr. Schultz. Nicholas Moore became the Audit Committee chairman after the January 2005 Board meeting. The Audit Committee held four regular meetings and three telephonic meetings during the fiscal year ended December 31, 2004. All four members of the Audit Committee are “independent” as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards for companies listed on the Nasdaq Stock Market. Mr. Denny and Nicholas Moore are each audit committee “financial experts”, as described in applicable Securities and Exchange Commission (“SEC”) rules, serving on the Audit Committee. The Audit Committee charter is available on Gilead’s website at http://www.investors.gilead.com. The Audit Committee reviews and reassesses the adequacy of the charter every year. The Audit Committee’s procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters are described in the Complaint Procedure and Privacy Policy available on Gilead’s website at http://www.investors.gilead.com.

The Compensation Committee makes recommendations and, with respect to executive officers, determinations concerning salaries, incentive compensation and stock and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate as well as produces the annual report on executive compensation for inclusion in the annual proxy statement. The Compensation Committee is currently comprised of Gordon Moore (Chairman), Nicholas Moore and Mrs. Wilson. The Compensation Committee met six times during the fiscal year ended December 31, 2004. All members of the Compensation Committee are “independent,” as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee charter is available on Gilead’s website at http://www.investors.gilead.com.

The Nominating and Corporate Governance Committee identifies, evaluates and nominates new directors for consideration by the full Board, establishes criteria for Board and Committee membership, and reviews and recommends changes to Gilead’s corporate governance policies and procedures. The Nominating and Corporate Governance Committee is comprised of Dr. Shultz (Chairman), Dr. Berg and Mr. Denny. All members of the Nominating and Corporate Governance Committee are “independent” as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. During the fiscal year ended December 31, 2004, the Nominating and Corporate Governance Committee met four times. The charter of the Nominating and Corporate Governance Committee is available on Gilead’s website at http://www.investors.gilead.com.

The Nominating and Corporate Governance Committee will evaluate potential new director candidates based on a variety of criteria including the candidate’s relevant experience, other board memberships held, diversity and collective experience of the Board and its committees, independence, and possible conflicts of interest. The committee will also consider whether an individual will meet the highest standards of personal and professional integrity, will be able to contribute to an effective board and will serve the long-term interest of the stockholders of Gilead. Candidates may come to the attention of the committee from current Board members, stockholders, professional search firms, officers or other persons. The committee will review all candidates in the same manner regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations of candidates. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned and the period they have been held. The recommendation should be sent to Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. To be timely, the recommendation must be delivered to the Corporate Secretary no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.

The Scientific Committee was formed in January 2004 to advise the Board regarding Gilead’s research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues. The Scientific Committee is currently comprised of Dr. Berg (Chairman) and Mrs. Wilson. The Scientific Committee met three times during the fiscal year ended December 31, 2004.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board by sending a letter to Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit a stockholder communication to the Chairman of the Board.

Code of Ethics

Gilead’s written Code of Ethics applies to all of its directors and employees, including its executive officers. The Code of Ethics is available on Gilead’s website at http://www.investors.gilead.com. Changes to or waivers of the Code of Ethics will be disclosed on the same website.

Executive Officers

The names of Gilead’s executive officers who are not also directors of Gilead and certain information about each of them as of April 1, 2005 are set forth below:

Norbert W. Bischofberger, age 49, is Gilead’s Executive Vice President, Research and Development. Dr. Bischofberger joined Gilead in 1990 as Director of Organic Chemistry, became Vice President of Organic Chemistry in February 1993 and was named Vice President of Research in August 1995. Dr. Bischofberger was appointed Senior Vice President, Research in January 1998. Dr. Bischofberger was named Senior Vice President, Research and Development in January 2000. He was promoted to Executive Vice President, Research and Development in November 2000. Prior to joining Gilead, Dr. Bischofberger worked in research at Genentech, Inc. from 1986 to 1990, most recently as Manager of DNA Synthesis. He received his B.S. in Chemistry at the University of Innsbruck in Austria, and his Ph.D. in Organic Chemistry at the Eidgennossische Technische Hochschule (ETH) in Zurich, Switzerland and did postdoctoral work at Harvard University, Cambridge.

Anthony D. Caracciolo, age 50, is Gilead’s Senior Vice President, Manufacturing. Mr. Caracciolo joined Gilead in 1997 as Vice President, Manufacturing Operations, and was promoted to Senior Vice President, Manufacturing Operations in August 2003. Prior to joining Gilead, Mr. Caracciolo spent six years as Vice President of Operations for Bausch & Lomb’s pharmaceutical division in Tampa, Florida, directing the manufacture and global distribution of ophthalmic preparations. Prior to Bausch & Lomb, Mr. Caracciolo held various management positions at Sterling Drug, Inc. over a 13-year period. He received a B.S. in Pharmaceutical Science from St. John University, New York and was a practicing pharmacist.

William A. Lee, age 49, is Gilead’s Senior Vice President, Research. Dr. Lee joined Gilead as Director of Pharmaceutical Product Development in August 1991, became Vice President, Pharmaceutical Product Development in January 1995 and in February 2000 was promoted to Vice President, Research and Pharmaceutical Development. Dr. Lee was promoted to Senior Vice President, Research and Product Development in November 2000. Prior to joining Gilead, Dr. Lee was Department Head of Drug Delivery and Formulation at California Biotechnology, Inc. from 1986 to 1991. From 1985 to 1986 Dr. Lee was a research scientist at Syntex Corporation. He received his Ph.D. in Physical Organic Chemistry from the

University of California at San Diego and did postdoctoral work at the École Polytech Fédéral Lausanne and the University of California at Santa Barbara.

John F. Milligan, age 44, is Gilead’s Executive Vice President and Chief Financial Officer. Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996 he became Director of Project Management and Project Team Leader for the Gilead and F. Hoffmann-La Roche collaboration on Tamiflu®. In 1998 he transitioned to Corporate Development, and in March 2000 he was promoted to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan was promoted to Chief Financial Officer in March 2002 and to Executive Vice President and Chief Financial Officer in July 2003. Dr. Milligan received a doctorate in Biochemistry from the University of Illinois and was an American Cancer Society Postdoctoral Fellow at the University of California at San Francisco.

John J. Toole, age 51, is Gilead’s Senior Vice President, Clinical Research. Dr. Toole joined Gilead in 1990 as Director of Molecular and Cellular Biology. He was promoted to Vice President, Biology in 1996, and became Vice President, Clinical Research in 1998. Dr. Toole was promoted to Senior Vice President, Clinical Research in August 2003. Dr. Toole was a recipient of an American Cancer Society Postdoctoral Fellowship, and performed his postdoctoral work in molecular biology at the Harvard Medical School and the Massachusetts Institute of Technology. Dr. Toole was one of the founding scientists of Genetics Institute, Inc., where he led the project team that first cloned the human coagulation factor VIII gene. He received his Ph.D. in Molecular Biology from the State University of New York at Buffalo and his M.D. from the Stanford University School of Medicine.

Kevin Young, age 47, is Gilead’s Executive Vice President, Commercial Operations. Mr. Young joined Gilead in September 2004. Mr. Young has spent 20 years in the biopharmaceutical industry, first with Zeneca Pharmaceuticals (formerly ICI Pharmaceuticals) and more recently, with Amgen Inc. During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States. His most recent position was Head of the U.S. Inflammation Business Unit, leading the launch of Enbrel® following the acquisition of Immunex Corporation. Mr. Young has undergraduate and graduate degrees in Sports Sciences and Exercise from Liverpool and Nottingham, England and has completed the Executive Program at the University of Michigan, School of Business Administration.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as Gilead’s independent auditors for the fiscal year ending December 31, 2005 and has further directed that Gilead submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. The Audit Committee of the Board has determined that the rendering of non-audit services by Ernst & Young during the fiscal year ended December 31, 2004 was compatible with the auditor’s independence. Ernst & Young LLP has audited Gilead’s financial statements since Gilead’s inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Audit Fees.  During the fiscal years ended December 31, 2004 and December 31, 2003, the aggregate fees billed by Ernst & Young LLP for the audit of Gilead’s financial statements for such fiscal year and for the review of Gilead’s interim financial statements were $2,151,000 and $1,290,000, respectively.

Audit Related Fees.  During the fiscal years ended December 31, 2004 and December 31, 2003, the aggregate fees billed by Ernst & Young LLP for audit related services were $114,000 and $144,000, respectively. These services primarily related to Sarbanes-Oxley 404 assistance in 2004 and primarily related to due diligence pertaining to business acquisitions in 2003.

Tax Fees.  During the fiscal years ended December 31, 2004 and December 31, 2003, the aggregate fees billed by Ernst & Young LLP for tax related services were $635,000 and $486,000, respectively, primarily in connection with domestic and international tax compliance.

All Other Fees.  During the fiscal years ended December 31, 2004 and December 31, 2003, there were no fees billed by Ernst & Young LLP for other professional services.

All fees described above were approved by the Audit Committee.

Stockholder ratification of the selection of Ernst & Young LLP as Gilead’s independent auditors is not required by Gilead’s bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of Gilead and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted towards the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. Under this policy, the Audit Committee and the Corporate Controller must both pre-approve all services to be provided by the independent auditor and the policy prohibits the engagement of the independent auditor for specified services. The policy permits the engagement of the independent auditor for services that are approved by the Audit Committee and the Corporate Controller in defined categories such as audit services, audit related services, and tax services. The policy also permits engagement of the independent auditor for other services approved by the Audit Committee to the extent the fees do not exceed 25% of the total audit fees. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated by the Audit Committee. The Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by the independent auditor for that year.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AMENDMENT TO GILEAD SCIENCES, INC. 2004 EQUITY INCENTIVE PLAN

Gilead’s stockholders are being asked to approve the amendment of Gilead’s 2004 Equity Incentive Plan (the “2004 Plan”) to:

•       Increase the number of shares authorized and reserved for issuance under the 2004 Plan by an additional 10,000,000 shares of common stock;

•       Increase the number of shares authorized under the 2004 Plan that may be granted as “full-value” share awards (restricted stock, performance shares, phantom shares and stock appreciation rights) from 400,000 shares  to 2,900,000 shares; and

•       Include stock appreciation rights in the list of awards that are taken into consideration in determining the 2,900,000 “full value” share limit.

As of February 28, 2005, Gilead has reserved an aggregate of 19,629,268 shares of our common stock for issuance under the 2004 Plan. As of February 28, 2005, there were 8,229,560 shares reserved for issuance upon exercise of outstanding options, 3,030 shares reserved for issuance upon conversion of phantom shares under the 2004 Plan and 11,349,678 shares remain available for future grants under the 2004 Plan.

As of February 28, 2005, options to purchase 41,767,739 shares of common stock were outstanding under Gilead’s 1991 Stock Option Plan, options to purchase 2,699,600 shares of common stock were outstanding under Gilead’s 1995 Non-Employee Directors’ Stock Option Plan, options to purchase 37,556 shares of common stock were outstanding under the NeXstar 1993 Incentive Stock Plan, and options to purchase 1,016,945 shares of common stock were outstanding under the Triangle Pharmaceuticals 1996 Incentive Stock Plan. Gilead acquired NeXstar Pharmaceuticals, Inc. in 1999 and Triangle Pharmaceuticals, Inc. in 2003, and assumed obligations under the option plans of each company. No shares of common stock remain available for grant under any of these plans.

As of February 28, 2005, the weighted average exercise price of all outstanding options is $19.66 and the weighted average remaining term of all options is 7.27 years. If options granted under the 1991 Plan, the 1995 Plan or the 2004 Plan expire or otherwise terminate without being exercised, the shares of our common stock reserved for such options again become available for issuance under the 2004 Plan.

General

Gilead believes that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all of its stockholders. Approval of the amendments to the 2004 Plan is intended to enable Gilead to achieve the following objectives:

1.                 The opportunity for stockholders to review Gilead’s equity incentive plan annually. Gilead is providing our stockholders the opportunity to annually evaluate and vote on adding shares to our equity plan for dissemination to employees in the upcoming year. We believe this is a sound governance practice and intend to continue seeking annual stockholder approval for increases to the 2004 Plan into the future.

2.                 The continued ability of Gilead to provide equity-based incentive compensation opportunities to substantially all of Gilead’s U.S. employees and non-employee directors, while maintaining our commitment to keep net annual dilution at less than 3% of total shares outstanding. Our net dilution rate for 2004, 2003 and 2002 was 2.4%, 2.3% (excluding 3,990,460 options assumed in the acquisition of Triangle Pharmaceuticals) and 1.8%, respectively. We intend to limit annual net issuances to employees and non-employee directors under the 2004 Plan to no more than 3% of the number of shares of common stock outstanding in the course of our normal granting practices, not including extraordinary events (such as acquisitions).

3.                 The ability to maintain a market competitive stock-based incentive program by having various types of equity compensation awards available under the plan, including: stock options, restricted stock awards, restricted stock units, and stock appreciation rights. The various awards available under the 2004 Plan provide Gilead with greater flexibility to link employee performance with equity rewards and to respond to market-competitive changes in equity compensation practices. At this time, we expect that stock options priced at the full fair market value of Gilead common stock on the date of grant will remain the primary form of equity compensation for our broad-based employee population and non-employee directors. At this stage of Gilead’s growth, we believe stock options best align employee compensation with company performance. However, we want to maintain the flexibility to use other forms of equity compensation based on business conditions and/or if competitive practice changes. The amendment to increase the number of full-value awards that may be granted under the 2004 Plan will put Gilead in a position to do that.

4.                 The furtherance of compensation and governance best practices. When the 2004 Plan was submitted for stockholder approval last year, Gilead incorporated several provisions to protect stockholders and reflect corporate governance best practices. The 2004 Plan prohibits stock option repricing without stockholder approval and does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under the plan). If the amendment to increase the full-value share limit is approved, there will be a 2,900,000 share limit on the number of shares of restricted stock and stock appreciation rights (which are viewed by some stockholders as equivalent to full-value shares) that may be issued under the 2004 Plan. Moreover, the stockholder-approved 2004 Plan is the only plan under which equity awards may be granted to Gilead employees, other than the Employee Stock Purchase Plan.

Background on Equity Compensation at Gilead

Equity compensation has historically been a key element of Gilead’s compensation program. We believe this practice has been a significant contributing factor to Gilead’s corporate achievements and financial performance in 2004 and stockholder returns over the past three years. The ability to grant stock options has enabled Gilead to attract and retain the highest caliber of employees. Stock options have also allowed us to link incentive rewards to company performance, to encourage employee ownership in Gilead and to align the interest of employees and directors with those of stockholders. This is because an increase in stock price after the date of the award is necessary for employees to realize any value; thus, employees are rewarded only upon improved stock price performance.

The use of equity compensation is not unique to Gilead, of course. Stock-based awards, and specifically stock options (but increasingly other forms of equity compensation), are a common form of compensation within our industry and are typically granted broadly throughout the organization. Without stock options, Gilead would be at a disadvantage against our competitors for recruiting and retaining key talent and may be unable to offer the market-competitive total compensation package necessary to attract, retain and motivate individuals critical to our future success. Without the ability to grant stock options, Gilead may be forced to increase cash compensation, thereby reducing resources available for the research and development or commercialization of our products.

We understand that stock-based compensation is a valuable and limited resource and that stockholders expect us to utilize this tool in an efficient manner. As a consequence, we have actively managed our stock plan over the past few years to meet stockholder expectations. Over the last three years, our average net annual dilution rate was 2.2% (excluding options assumed in the acquisition of Triangle Pharmaceuticals), and we are committed to maintaining a net dilution rate of less than 3% into the future, subject to extraordinary events (such as acquisitions). To stay within this limit, individual annual grants are linked directly to an employee’s performance. We also carefully monitor and manage our total number of shares available for issuance under the 2004 Plan, which is currently below the 50th percentile of the peer group which the Compensation Committee reviews annually.

We strongly believe that our equity compensation program and emphasis on employee stock ownership have been integral to our success to date and that they will continue to play a key role in our ability to strive for consistently superior performance in the years ahead. Our equity program is critical to our ability to bring top-notch talent to Gilead and to reward individual employee performance that results in stockholder value. Therefore, we consider approval of the amendments to the 2004 Plan vital to Gilead’s continued success.

Stockholders are requested in this Proposal 3 to approve the amendments to the 2004 Plan. The 2004 Plan, as amended to date and reflecting the amendments you are being asked to vote on, is attached hereto as Exhibit A. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the amendments to the 2004 Plan. Abstentions will be counted towards the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Key Provisions

The 2004 Plan is designed to reflect prevailing corporate governance and executive compensation best practices. The following summary of the key provisions of the plan reflects the proposed amendments:

Plan Termination Date:	May 25, 2014
Eligible Participants:	Employees, directors and consultants of Gilead Sciences, Inc. or a related entity (except that only employees are eligible for Incentive Stock Options)
Shares Authorized:	17,200,000 plus any shares previously authorized and available for issuance under the 1991 Plan and the 1995 Plan
Shares Authorized as a Percent of Common Stock Outstanding on March 22, 2005:	4.76%
Award Types:

(1) Incentive stock options
(2) Nonstatutory stock options
(3) Stock appreciation rights
(4) Dividend equivalent rights
(5) Restricted stock
(6) Performance units
(7) Performance shares
(8) Phantom shares

Grant Limits Per Person Per Year:	Stock Options:	2,000,000	(1)
	Restricted Stock, Performance Shares, Phantom Shares, Stock Appreciation Rights:	200,000	(2)
	Awards Denominated in US Dollars:	$7,000,000
Aggregate Restricted Stock, Performance Shares, Phantom Shares and Stock Appreciation Rights Authorized:	2,900,000
Vesting:	Determined by Compensation Committee
Not Permitted:	Repricing of stock options, unless approved by stockholders

(1)          Under the 2004 Plan, an employee may be granted an additional 1,000,000 stock options on initial hire or promotion. Gilead internal guidelines limit the number of stock options an employee may be granted in a year to 1,250,000 shares and limit the additional shares an employee may be granted on initial hire or promotion to 500,000 shares.

(2)          Under the 2004 Plan, an employee may be granted an additional 100,000 shares of restricted stock, restricted stock units, performance shares or phantom shares on initial hire or promotion.

Eligibility

Gilead employees or employees of a related entity are eligible to receive all types of awards under the 2004 Plan. Non-employee directors and consultants of Gilead or a related entity are eligible to receive awards except for Incentive Stock Options. The Compensation Committee or its delegate will determine which employees and consultants will receive awards under the 2004 Plan.

Awards

Awards under the 2004 Plan will be either performance-based and designed to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, or discretionary. Subject to the 2004 Plan limits, the Compensation Committee has the discretionary authority to determine the size of an award and whether it will be subject to performance-based requirements. Under the 2004 Plan, an award may be based on any one of, or combination of, the following performance-based criteria:

           (i)      revenue

          (ii)      achievement of specified milestones in the discovery and development of one or more of Gilead’s products

        (iii)      achievement of specified milestones in the commercialization of one or more of Gilead’s products

         (iv)      achievement of specified milestones in the manufacturing of one or more of Gilead’s products

          (v)      expense targets

         (vi)      personal management objectives

        (vii)      share price (including, but not limited to, growth measures and total stockholder return)

      (viii)      earnings per share

         (ix)      operating efficiency

          (x)      operating margin

         (xi)      gross margin

        (xii)      return measures (including, but not limited to, return on assets, capital, equity, or sales)

      (xiii)      net sales growth

       (xiv)      productivity ratios

        (xv)      operating income

       (xvi)      net operating profit

      (xvii)      net earnings or net income (before or after taxes)

    (xviii)      cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital)

       (xix)      earnings before or after interest, taxes, depreciation, and/or amortization

        (xx)      economic value added

       (xxi)      market share

      (xxii)      customer satisfaction

    (xxiii)      working capital targets, and

     (xxiv)      other measures of performance selected by the Board of Directors or the Compensation Committee.

Intended Grants to Directors

Gilead intends to use the 2004 Plan to help administer its compensation program for directors. Under the 2004 Plan, option grants to non-employee directors are discretionary. For at least the next year, the Board of Directors expects the 2004 Plan to operate according to the following provisions as approved by the Compensation Committee, however the Compensation Committee may change them at any time.

The Board of Directors expects to grant options to purchase 30,000 shares of stock to each non-employee director upon his or her initial election to Gilead’s Board of Directors (the “initial grant”) and options to purchase 18,750 shares of common stock on the date of each subsequent annual stockholders’ meeting (the “annual grant”), provided the non-employee director is still serving on the Board on the date of the annual meeting. To a non-employee director serving as the Board Chair, the Board will determine the initial grant on election to the Board and expects to grant an additional option to purchase 15,000 shares of common stock as an annual grant going forward and no additional grants for serving on a committee.

To a non-employee director serving as chairperson of a standing committee of the Board of Directors, the Board expects to grant an additional option to purchase 6,000 shares of common stock at the time of his or her initial appointment and an additional option to purchase 7,500 shares of common stock at the time of his or her annual grant, with the exception of the Audit Committee chair, who will receive an additional option to purchase 10,000 shares at the time of his or her annual grant. To each non-employee director serving as a member of a standing committee of the Board of Directors, the Board expects to grant an additional option to purchase 3,000 shares of common stock at the time of his or her initial appointment and an additional option to purchase 3,750 shares of common stock at the time of his or her annual grant. In addition to the regular annual grants for Board members, committee chairs annually can be granted an option to purchase no more than a total of 13,750 additional shares of common stock for service on all committees.

Under the 2004 Plan, non-employee directors may be allowed to make an election to defer receipt of all or a portion of their annual cash retainer in the form of phantom shares granted under the 2004 Plan.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reorganization, merger, spin-off, repurchase or exchange of Gilead’s common stock or similar event affecting the common stock, the Compensation Committee may, in its discretion, adjust the number and kind of shares granted under the 2004 Plan, the number and kind of shares subject to outstanding stock options and restricted stock awards and the exercise price of outstanding stock options.

Stock Options

The exercise price of stock options granted under the 2004 Plan may not be less than the fair market value of the common stock on the date of grant and no stock option will be exercisable more than ten years after the date it is granted. The Compensation Committee will determine at the time of grant when each stock option becomes exercisable. Payment of the exercise price of a stock option may be in cash, common stock owned by the participant or by a combination of cash and common stock. Gilead may require, prior to issuing common stock under the 2004 Plan, that the participant remit an amount in cash or common stock sufficient to satisfy tax withholding requirements.

Restricted Stock

Except with respect to a maximum of 5% of the shares authorized for issuance, any awards of restricted stock and restricted stock units which vest on the basis of a participant’s continuous active service with Gilead or a related entity will not provide for vesting which is any more rapid than annual pro rata vesting over a three-year period and any awards of restricted stock or restricted stock units which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months.

Transferability

Stock options granted under the 2004 Plan are transferable only as provided by the rules of the Compensation Committee, by the participant’s last will and testament, and by the applicable laws of descent and distribution and, in the case of nonstatutory stock options during the participant’s lifetime, by gift or pursuant to a domestic relations order. Restricted stock may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse. Other awards granted under the 2004 Plan may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of while the award is outstanding.

Change in Control

Stock options and other awards granted to employees, non-employee directors and consultants under the 2004 Plan will become fully vested and exercisable upon the occurrence of a change in control as defined in the 2004 Plan if the participant’s active service is terminated involuntarily or the participant resigns due to certain specified reasons within a designated period following the change in control.

Termination of Employment

Upon termination of a participant’s employment, a participant has a limited period of time in which to exercise outstanding stock options for any shares in which the participant is vested at that time. This period will be specified by the Compensation Committee, need not be uniform among all options issued under the 2004 Plan, and may reflect distinctions based on the reasons for termination of employment. All outstanding awards will be forfeited to Gilead to the extent they are not vested when the participant terminates employment.

Administration

Under Section 162(m) of the Internal Revenue Code (the “Code”), grants may be made only by a committee comprised solely of two or more directors eligible to serve as a committee making awards qualified as performance-based compensation. The Compensation Committee will select the employees of Gilead who shall receive awards, determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2004 Plan and establish, amend and rescind any rules relating to the 2004 Plan. The Compensation Committee may delegate all or part of its responsibilities to anyone it selects.

Amendments

The Board of Directors may at any time amend, suspend or  terminate the 2004 Plan; provided, however, that no action may be taken without the approval of Gilead’s stockholders to the extent approval is required by NASD Marketplace Rule 4350(i)(1)(A), Section 422 of the Code and regulations promulgated thereunder, or any other Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or Section 13(a) of the 2004 Plan.

Federal Income Tax Information

The following is only a brief summary of the effect of U.S. federal income taxation on the award recipient and on Gilead of an award of a stock option or restricted stock and this summary does not discuss the income tax laws of any other jurisdiction (such as municipality or state) in which the recipient of the award may reside.

Stock option grants under the 2004 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Code or nonstatutory stock options which are not intended to meet such requirements. With respect to incentive stock options, no federal income tax is payable by a participant either upon the grant of an incentive stock option or at the time the option is exercised. The participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition of the shares is made more than two years after the date the option is granted for those shares and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the participants will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of the shares on the exercise date over (ii) the exercise price paid for those shares will be taxable as ordinary income to the participant. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

If the participant makes a disqualifying disposition of the purchased shares, then Gilead will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will Gilead be allowed a deduction with respect to the participant’s disposition of the purchased shares.

Generally, no federal income tax is payable by a participant upon the grant of a nonstatutory stock option and no deduction is taken by Gilead. Under current tax laws, if a participant exercises a nonstatutory stock option, he or she will be taxed on the difference between the fair market value of the common stock on the exercise date and the option price. Gilead will be entitled to a corresponding deduction on its income tax return.

Restricted stock is taxed under Section 83 of the Code. Generally, no taxes are due when the award is initially made and no deduction will be taken by Gilead at that time. The award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., become vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse and Gilead will be entitled to a corresponding deduction on its income tax return.

Generally, no taxes are due when an award of restricted stock units, performance shares, performance units, dividend equivalent rights, stock appreciation rights or phantom shares is made and no deduction will be taken by Gilead at that time. When such awards are distributed, ordinary income tax is paid on the fair market value of the shares (if any) and the amount of cash received. Gilead will be entitled to a tax deduction equal to that ordinary income.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4

STOCKHOLDER PROPOSAL REQUESTING REPORT RELATED TO GLOBAL HIV/AIDS, TUBERCULOSIS AND MALARIA PANDEMICS

We expect the following proposal (Item 4 on the proxy card) to be presented by stockholders at the Annual Meeting. The Board of Directors has recommended a vote AGAINST this proposal for the reasons set forth following the proposal. Names, addresses and share holdings of the stockholder proponent and co-filer will be supplied upon request.

RESOLVED: Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company’s business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2005 annual meeting. This report developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

Supporting Statement from Stockholder Proponent:

We believe that HIV/AIDS, tuberculosis (TB) and malaria pose major risks to the long-term financial health of firms, like Gilead Sciences, that operate in emerging markets.

Our company is involved in the production of medicines to treat these pandemics, which can save and extend the lives of millions of people. Therefore our company can and should play a key role in addressing the economic, political and moral emergencies of HIV-TB-Malaria in sub-Saharan Africa, India, China, southeast Asia, and Russia.

The crisis of HIV/AIDS in Africa, with half of all global HIV/AIDS cases, is well known. UNAIDS—the joint United Nations AIDS program—reports life expectancy in much of southern Africa has declined by over half, to barely thirty years.

New research also shows disturbing trends in Asian markets. 7.4 million people in Asia are living with HIV, says UNAIDS. India has the greatest number of people living with HIV in the world, says Richard Feachem, who runs the Global Fund to Fight AIDS-TB-Malaria. New infection rates in Asia are at all-time highs.

Foreign Affairs reported in December 2002 that even moderate HIV pandemics in India and China may reduce per capita GNP by 2025 to virtually 2000 levels—wiping out a generation’s worth of economic growth.

In China, UNAIDS projects 10 million infections by 2010. Stephen Roach, Morgan Stanley’s Chief Economist, wrote in June 2004 that “all the economic growth in the world cannot possibly compensate for the devastation China would face if [UNAIDS] projections were to come to pass.”

Despite these warnings, a 2004 World Economic Forum report concluded “firms are not particularly active in combating HIV/AIDS” and “businesses appear to be making decisions based on a patchy assessment of the risks they face.”

Unfortunately, “most companies do not yet report appropriate data for investors to make informed decisions about the impact of HIV/AIDS,” says a 2003 survey of corporations by UNAIDS. We believe, to date, our company’s reporting has also been inadequate.

In contrast to our company’s performance, several large-cap firms make reporting on infectious diseases best practice. In 2004, Coca-Cola shareholders approved a resolution seeking such a report with 98% support. Coca-Cola’s subsequent report notes “the moral and business imperatives are of equal importance” in responding to HIV/AIDS.

Our experience with Coca-Cola and other leading companies demonstrates that these reports need not be onerous. In our opinion, shareholders must fully understand the threats posed by these diseases in order to make informed assessments of our company’s value.

We urge shareholders to vote FOR this resolution.

GILEAD’S RESPONSE

Gilead’s Board of Directors unanimously recommends a vote AGAINST this proposal.

Gilead’s Board of Directors believes that this proposal is unnecessary because leadership in the fight against the global HIV epidemic is already one of Gilead’s priorities. Gilead does not make, and has no plans to make, tuberculosis or malaria drugs.

Gilead’s Board of Directors recognizes the significant social and economic impact HIV/AIDS is having on the United States and around the world. Gilead’s short-term and long-term business strategies focus on continuing to develop drugs to treat HIV infection and to provide these drugs in formulations that may make it easier for individuals around the world to have access to the drugs and to be able to take the drugs in an effective way.

Gilead developed the Gilead Access Program in 2002. This program makes several of our HIV products available at no profit to treatment facilities in every country in Africa and in 15 additional countries designated as “least developed” by the United Nations. This program also provides information and assistance to treatment centers in preparing requests to participate in the program. Additionally, together with government and non-profit organizations, Gilead is participating in clinical trials to identify the best approaches for delivering HIV therapies in countries with limited healthcare resources.

Through our Advancing Access program, we provide assistance for people who cannot afford to pay for all or part of the cost of Truvada, Viread, Emtriva, Hepsera and Vistide. The program offers patient help in finding or gaining insurance coverage and identifying other prescription benefit programs that may help them. If individuals neither have nor qualify for public or private insurance benefits, and they meet program eligibility criteria, Advancing Access provides the following Gilead medications free of charge. Gilead collaborates with patient advocacy groups, medical societies and foundations working in the areas of HIV/AIDS and hepatitis to develop education campaigns and outreach programs. We also fund leading organizations focused on research and education in our key product areas. In 2004, these organizations included Forum for Collaborative HIV Research, American Foundation for AIDS Research, Global Business Coalition on HIV/AIDS, AHF Global Immunity and American Liver Foundation. Gilead includes information about worldwide HIV epidemics in its annual report as well as descriptions of Gilead’s programs in these areas.

Gilead’s Board of Directors believes the additional reviews and report requested by the above proposal are unnecessary, would not contribute to Gilead’s or investors’ understanding of the impact of HIV/AIDS on Gilead’s business strategy and would use resources that could be more effectively applied to Gilead’s ongoing HIV/AIDS initiatives.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required approve the stockholder proposal. Abstentions will be counted towards the tabulation of votes cast and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of Gilead’s common stock as of February 28, 2005 by: (1) each current director; (2) each current executive officer named in the “Summary Compensation Table” below; and (3) all current executive officers and directors of Gilead. We are not aware of any beneficial owner of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
John C. Martin(2)	4,351,078	1%
Norbert W. Bischofberger(3)	1,564,726	*
James M. Denny(4)	784,106	*
William A. Lee(5)	845,290	*
Gordon E. Moore(6)	852,648	*
Nicholas G. Moore(7)	84,000	*
George P. Shultz(8)	621,600	*
Etienne F. Davignon(9)	365,000	*
John F. Milligan(10)	765,302	*
John J. Toole(11)	494,166	*
Paul Berg(12)	356,400	*
Gayle E. Wilson(13)	76,800	*
All executive officers and directors as a group (14 persons)(14)	11,401,557	2.5%

*                    Less than one percent

(1)          This table is based upon information supplied by Gilead’s directors, officers, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, Gilead believes each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 449,881,860 shares of common stock outstanding on February 28, 2005, adjusted as required by the rules promulgated by the SEC.

(2)          Includes 3,668,220 shares subject to stock options exercisable within 60 days of February 28, 2005.

(3)          Includes 92,772 shares held in trust for which Dr. Bischofberger and Inger Bischofberger, his wife, are trustees and over which Dr. Bischofberger has shared voting and investment power, 1,600 shares held in accounts for Dr. Bischofberger’s minor children for which he is the custodian having sole voting and investment power and 1,022,172 shares subject to stock options exercisable within 60 days of February 28, 2005.

(4)          Includes 685,400 shares subject to stock options exercisable within 60 days of February 28, 2005. The total also includes 88,706 shares held by a not-for-profit corporation, of which Mr. Denny is an investment manager. Mr. Denny disclaims any beneficial ownership of these shares.

(5)          Includes 80,262 shares held in trust for which Dr. Lee and Linda Sanders, his wife, are co-trustees and over which Dr. Lee has shared voting and investment power, and 728,068 shares subject to stock options exercisable within 60 days of February 28, 2005.

(6)          Includes 666,000 shares subject to stock options exercisable within 60 days of February 28, 2005.

(7)          Includes 84,000 shares subject to stock options exercisable within 60 days of February 28, 2005.

(8)          Includes 541,600 shares subject to stock options exercisable within 60 days of February 28, 2005.

(9)          Includes 160,000 shares subject to stock options exercisable within 60 days of February 28, 2005.

(10)   Includes 673,000 shares subject to stock options exercisable within 60 days of February 28, 2005.

(11)   Includes 4,434 shares held in trust for which Dr. Toole and his wife, Susan Toole, are co-trustees and over which Dr. Toole has shared voting and investment power, 19,600 shares held in accounts for Dr. Toole’s minor children for which he is the custodian having sole investment power and 461,100 shares subject to stock options exercisable within 60 days of February 28, 2005.

(12)   Includes 348,400 shares subject to stock options exercisable within 60 days of February 28, 2005.

(13)   Includes 76,800 shares subject to stock options exercisable within 60 days of February 28, 2005.

(14)   Includes 9,354,666 shares subject to stock options exercisable within 60 days of February 28, 2005. See notes (2) through (13) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Gilead’s directors and executive officers, and persons who own more than ten percent of a registered class of Gilead’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Gilead. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Gilead with copies of all Section 16(a) forms they file.

To Gilead’s knowledge, based solely on a review of the copies of such reports furnished to Gilead and written representations that no other reports were required during the fiscal year ended December 31, 2004, Gilead’s executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than 10% beneficial owners except as follows: Mr. Denny and Gordon Moore each reported one transaction on a late Form 4 and Mr. Davignon reported two transactions on a late Form 5.

Compensation Committee Interlocks and Insider Participation

Gilead’s Compensation Committee consists of Gordon Moore (Chairman), Nicholas Moore and Mrs. Wilson. None of the members of the Compensation Committee is currently or has been, at any time since Gilead’s formation, one of Gilead’s officers or employees. No executive officer of Gilead has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Gilead’s Board of Directors or Compensation Committee.

Executive Compensation

Compensation of Non-Employee Directors

Non-employee directors receive a combination of cash compensation and stock option grants for their service to Gilead. In addition to this compensation, members of the Board are also eligible for reimbursement for expenses incurred in connection with attendance at Board and committee meetings and related activities in accordance with Gilead policy.

The following table describes Gilead’s compensation practices for non-employee directors during 2004:

	2004 Non-Employee Director Compensation
		Stock Option Shares(1)
	Cash	Initial	Annual
Board Member	$35,000 retainer, plus $2,000 meeting fee	60,000	30,000
Board Chair(2)	—	Determined at time of appointment	24,000
Committee Chair(2)	$1,500 meeting fee	12,000	12,000	(3)
Committee Member(2)	$1,000 meeting fee	6,000	6,000	(3)

(1)         Split-adjusted to reflect the two-for-one stock split effective September 3, 2004.

(2)         Cash and stock option share amounts paid in addition to Board member compensation.

(3)         Committee chairpersons and members may receive options to purchase no more than 18,000 shares of common stock of Gilead annually for service on all committees combined.

In January 2005, the Board approved the following compensation levels effective for 2005:

2005 Non-Employee Director Compensation
Stock Option Shares(2)
	Cash(1)	Initial	Annual
Board Member (no Committee Service)	$40,000 retainer	15,000	18,750
Board Chair(3)	$80,000 retainer	Determined at time of appointment	15,000 additional
Audit Committee Chair	$70,000 retainer	6,000 additional	10,000 additional
Committee Chairs (other than Audit) and Committee Members	$60,000 retainer	3,000 additional	3,750 additional

(1)         Cash amounts represent the total cash compensation a Board member receives, depending on role (for example, if the Audit Committee Chair also serves on the Compensation Committee, the total retainer paid is $70,000).

(2)         All Board members receive the board member stock option awards. Stock option amounts for board chair, committee chairs and committee members are in addition to the board member grant. Committee chairpersons and members may receive options to purchase no more than an additional 13,750 shares of common stock of Gilead annually for service on all committees combined.

(3)         Board Chair does not receive additional option grants for serving as a committee chair or committee member.

For 2004 and 2005, Board members may elect to receive their cash retainer in the form of phantom shares that are deferred until a later date identified by the Board member. Phantom shares have a value equal to the fair market value of Gilead’s common stock and are delivered to directors in shares of Gilead common stock upon settlement.

Non-employee directors of Gilead receive stock option grants under the 2004 Equity Incentive Plan. Options granted under the 2004 Plan are at prices not less than fair market value on the date of grant. One of the members of the Board, Etienne Davignon, declined his annual stock option grants after January 2000 due to adverse consequences under Belgian tax law. The Board granted to Mr. Davignon

5,000 shares of restricted stock under the 2004 Equity Incentive Plan, with a six-month restriction on the ability to sell the stock.

Initial option grants for new Board members vest in two years at the rate of 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, subject to the condition of continuous service as a non-employee director to Gilead. Annual board member stock option grants, initial stock option grants for new committee members and chairpersons and annual stock option grants for new committee members and chairpersons vest immediately on the date of grant. The exercise price of options granted must be paid in cash or shares of common stock of Gilead at the time the option is exercised.

Effective January 1, 2004, the Board of Directors established a guideline to encourage Board members to hold Gilead shares with a fair market value of at least three times the annual retainer. This target is to be achieved over time.

During 2004, Gilead granted options to purchase 378,000 shares to its current non-employee directors, at exercise prices ranging from $26.73 to $31.40 per share. Each option granted had an exercise price equal to the fair market value of Gilead’s common stock on the date of grant (based on the closing sales price for Gilead’s common stock reported on the Nasdaq National Market on the date prior to the date of such grant).

Compensation of Executive Officers

Summary of Compensation

The following table shows, for the years ended December 31, 2004, 2003 and 2002, certain compensation awarded or paid to, or earned by, Gilead’s Chief Executive Officer and its other four most highly compensated executive officers and one former executive officer, referred to herein as the “Named Executive Officers”:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year Ended December 31,	Salary(1)	Bonus(2)	Other Annual Compensation	Shares Underlying Options(3)	All Other Compensation(4)
John C. Martin	2004	$870,000	$1,020,800	—	850,000	$13,001	(5)
President and Chief	2003	$751,667	$887,680	—	800,000	$10,190	(5)
Executive Officer	2002	$650,834	$792,000	—	560,000	$2,500
Norbert W. Bischofberger	2004	$535,417	$465,750	—	350,000	$2,500
Executive Vice President,	2003	$480,583	$427,770	—	400,000	$2,500
Research and Development	2002	$427,250	$382,320	—	400,000	$2,500
John F. Milligan	2004	$441,667	$388,125	—	300,000	$2,500
Executive Vice President	2003	$328,933	$244,446	—	340,000	$4,136	(5)
and Chief Financial Officer	2002	$272,433	$163,548	—	200,000	$2,500
Michael K. Inouye(6)	2004	$348,217	$187,250	—	100,000	$10,000	(7)
Senior Vice President,	2003	$327,050	$181,716	—	120,000	$12,500	(7)
Sales and Marketing	2002	$307,798	$176,700	—	140,000	$12,500	(7)
John J. Toole	2004	$317,683	$177,600	—	200,000	$2,500
Senior Vice President,	2003	$282,556	$144,262	—	150,000	$2,500
Clinical Research	2002	$263,289	$89,214	—	80,000	$2,500
William A. Lee	2004	$341,250	$188,025	—	150,000	$2,500
Senior Vice President,	2003	$295,906	$173,400	—	200,000	$2,500
Research	2002	$277,259	$165,716	—	100,000	$2,500

(1)          Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to Gilead’s 401(k) employee savings and retirement plan and/or Gilead’s Deferred Compensation Plan.

(2)          For each year, includes amounts paid in February of the following year based on the Compensation Committee of the Board’s review of corporate performance and individual achievements for the prior fiscal year. In accordance with Gilead’s incentive bonus program, performance-based cash bonuses with respect to each year were paid to Named Executive Officers who were employed as of the following February. Also includes amounts awarded but deferred at the election of the Named Executive Officers pursuant to Gilead’s Deferred Compensation Plan.

(3)          Gilead has not granted any stock appreciation rights, has not made any long-term incentive plan awards and did not make any restricted stock grants to the Named Executive Officers during the periods covered. All share amounts have been restated to reflect the effect of the stock splits in the form of stock dividends completed on March 8, 2002 and September 3, 2004.

(4)          Includes $2,500 contributed annually to each individual’s 401(k) account, except in 2004 for Mr. Inouye.

(5)          Includes income imputed for personal transportation.

(6)          Mr. Inouye resigned as an executive officer of Gilead effective October 2004.

(7)          Includes amount of loan forgiven under the non-interest-bearing loans which Mr. Inouye received from Gilead. 50% of the principal amount is forgiven on a pro rata basis over a period of five years beginning on the sixth anniversary of the loan as long Mr. Inouye is still employed by Gilead. See “Certain Relationships and Related Party Transactions.”

Stock Option Grants and Exercises

As of February 28, 2005, options to purchase 8,229,560 shares of common stock were outstanding under the 2004 Plan, 3,030 shares were reserved for issuance on conversion of phantom shares under the 2004 Plan and 11,349,678 shares remain available for future grants under the 2004 Plan. As of February 28, 2005, options to purchase 41,767,739 shares of common stock were outstanding under Gilead’s 1991 Stock Option Plan, options to purchase 2,699,600 shares of common stock were outstanding under Gilead’s 1995 Non-Employee Directors’ Stock Option Plan, options to purchase 37,556 shares of common stock were outstanding under the NeXstar 1993 Incentive Stock Plan, and options to purchase 1,016,945 shares of common stock were outstanding under the Triangle Pharmaceuticals 1996 Incentive Stock Plan. No shares of common stock remain available for grant under any of these plans.

Gilead grants both incentive stock options and nonstatutory stock options to its executive officers under the 2004 Plan. The following tables show, for the year ended December 31, 2004, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in 2004(2)	Exercise Price Per Share(1)	Expiration Date
					5%	10%
John C. Martin	850,000	6.87%	$30.53	1/28/14	$16,320,130	$41,358,414
Norbert W. Bischofberger	350,000	2.83%	$30.53	1/28/14	$6,720,054	$17,029,935
John F. Milligan	300,000	2.43%	$30.53	1/28/14	$5,760,046	$14,597,087
Michael K. Inouye	100,000	.81%	$30.53	1/28/14	$1,920,015	$4,865,696
John J. Toole	150,000	1.21%	$30.53	1/28/14	$2,880,023	$7,298,544
	50,000	.41%	$28.50	4/21/14	$896,175	$2,271,083
William A. Lee	150,000	1.21%	$30.53	1/28/14	$2,880,023	$7,298,544

(1)   The terms of such options, which include both incentive and nonstatutory stock options, are consistent with those of options granted to other employees under the 1991 Plan and the 2004 Plan. The options vest at the rate of 20% after one year and 5% per quarter thereafter during the optionee’s employment. Subject to certain exceptions, the maximum term of options granted under both the 1991 Plan and the 2004 Plan is ten years. No stock appreciation rights have been granted in fiscal year 2004. Amounts have been adjusted to reflect the effect of the stock split in the form of a stock dividend completed on September 3, 2004.

(2)          Based on options to purchase 12,370,200 shares of common stock granted to employees, including executive officers, for the year ended December 31, 2004.

(3)          The potential realizable value is based on the term of the option at the date of the grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. Actual gains, if any, are dependent on the actual future performance of Gilead’s common stock and the timing of exercise and sale transactions by the holder. These numbers are based on the SEC requirements and do not reflect Gilead’s projection or estimate of future stock price growth.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values (1)

	Shares Acquired on Exercise	Value Realized(2)	Shares of Common Stock Underlying Unexercised Options at December 31, 2004(3)		Value of Unexercised In-the-Money Options at December 31, 2004(4)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John C. Martin	460,000	$13,213,769	3,356,720	1,770,000	$92,540,355	$21,444,153
Norbert W. Bischofberger	615,032	$16,094,775	988,968	890,000	$23,978,793	$12,106,744
John F. Milligan	72,000	$1,755,342	520,000	742,000	$10,493,646	$7,950,013
Michael K. Inouye (5)	61,056	$1,653,329	358,308	309,800	$8,593,225	$4,743,517
John J. Toole	34,900	$1,020,724	372,400	401,300	$8,304,017	$3,955,045
William A. Lee	171,432	$5,102,327	636,368	396,200	$16,494,462	$5,059,611

(1)   Amounts have been adjusted to reflect the effect of the stock split in the form of a stock dividend completed September 3, 2004.

(2)          Represents the fair value of the aggregate amount of common stock on the date of exercise (based on the closing sales price reported on The Nasdaq Stock Market or the actual sales price if the shares were sold by the optionee) less the exercise price, and does not necessarily indicate that the shares were sold by the optionee.

(3)          Includes both in-the-money and out-of-the-money options.

(4)          Represents the fair value of the option based on the fair value of Gilead’s common stock at December 31, 2004 ($34.99 based on the closing sales price reported on The Nasdaq Stock Market), less the exercise price.

(5)          Includes options exercisable solely by Mr. Inouye’s former spouse or exercised for her benefit only.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of Gilead’s equity compensation plans in effect as of December 31, 2004:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity compensation plans approved by security holders	49,416,493	$18.1014	18,962,166
Equity compensation plans not approved by security holders	—	—	—
Total:	49,416,493	$18.1014	18,962,166

(1)   Does not adjust for 3,030 phantom shares granted to directors under the 2004 Plan.

(2)   Includes approximately 2.2 million shares issuable under Gilead’s Employee Stock Purchase Plan.

Change-in-Control Option Acceleration

Stock options and other awards granted to employees, non-employee directors and consultants under the 2004 Plan will become exercisable/fully vested upon the occurrence of a change in control as defined in the 2004 Plan if the participant’s active service is terminated involuntarily or, in the case of an employee, the participant resigns due to certain specified reasons within a designated period following the change in control.

Compensation Committee Report(1)

The Compensation Committee of the Board (the “Compensation Committee”) determines the type and level of compensation for executive officers, reviews the performance of the Chief  Executive Officer, and oversees the administration of the Equity Incentive Plan, Annual Bonus Plan, and Deferred Compensation Plan. The Compensation Committee’s Charter, which is periodically reviewed and revised by the Compensation Committee and the Board, outlines the specific responsibilities of the Compensation Committee. The Compensation Committee charter is available for your review on Gilead’s website at http://www.investors.gilead.com.

During the fiscal year ended December 31, 2004, the Compensation Committee was comprised of Gordon Moore (Chairman), Dr. Berg, Nicholas Moore and Mrs. Wilson. Mr. Berg’s service on the Compensation Committee ended in March 2004 and Nicholas Moore joined the Compensation Committee at that time. None of the Compensation Committee members is currently or has been at any time an officer or an employee of Gilead.

The Compensation Committee meets at scheduled times during the year and holds additional meetings from time to time to review and discuss executive compensation issues. The Compensation Committee may also consider and take action by written consent. Gilead’s Human Resources Department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering Gilead’s compensation programs. The Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee and determine the compensation of such persons.

Executive Compensation Philosophy

Gilead’s executive compensation program is designed to achieve four primary objectives: 1) attract and retain executive officers capable of leading Gilead to the fulfillment of its business objectives: 2) offer competitive compensation opportunities that reward individual contributions and corporate performance; 3) align the interests of executive officers and stockholders through long-term equity compensation; and 4) ensure that total compensation is commensurate with the performance and value created for stockholders.

The main components used to support these objectives are base salary, annual bonus and stock options. For each of these three elements, Gilead’s strategy has been to examine peer group compensation practices and place Gilead executive officer compensation appropriately, based on individual and company performance relative to the peer group. The peer group Gilead examines includes biopharmaceutical and biotech companies that are in a similar range with respect to several metrics, principally market capitalization, revenues, and number of employees. The peer group may, but does not necessarily, include some or all of  the companies that are included in the market indices in the graph included under “Performance Measurement Comparison” in this Proxy Statement, labor market competitors and other companies regarded as having executive compensation best practices.

The peer group is reviewed annually by the Compensation Committee and adjustments are made as necessary to ensure the group continues to properly reflect the market in which Gilead competes for talent. The Committee also reviews annually the executive pay practices of these peer companies as reported in industry surveys, public filings of specific companies and reports from compensation consulting firms. This information is considered when making recommendations for each element of compensation.

Base Salary

The Compensation Committee believes that increases to base salary should reflect the individual’s performance for the preceding year; his/her pay level relative to similar positions in our peer group, taking performance into account; and the financial condition and prospects of Gilead. In January 2004, the Compensation Committee met to review and approve executive officer salary increases. After considering the factors above, the CEO’s input with respect to the executive officer group (except the CEO), and promotions/changes in responsibilities that took place during the year, the Committee approved salary increases resulting in base salary levels that approximate the 50th percentile of the peer group.

Annual Bonus

Gilead uses the annual bonus program to reflect the contribution of the executive and his/her business unit to the organization, as well as Gilead’s overall achievement of pre-specified corporate, business unit and individual goals for the preceding year. Gilead establishes bonus targets, expressed as a percentage of salary, that are designed to deliver total cash compensation (base salary plus bonus) that reflects appropriate placement versus peer group practice for “at plan” performance versus peer group performance.

At the beginning of each year, the Compensation Committee approves specific goals for the upcoming year, along with associated weightings, for purposes of the bonus plan. For Senior Vice Presidents and Executive Vice Presidents, 75% of the annual bonus is based on company performance and 25% is based on individual/business unit performance. For the Chief Executive Officer, 100% of the annual bonus is based on company performance. In addition to traditional measures of corporate performance, such as earnings per share or sales growth, the Compensation Committee emphasizes other indications of performance, such as the progress of Gilead’s research and development programs and corporate development activities. These qualitative factors are also typically used by our peer group companies to evaluate their performance. These accomplishments necessarily involve a subjective assessment of corporate performance by the Compensation Committee. Moreover, the Compensation Committee does not base its considerations on any single performance factor, but rather considers a mix of factors and evaluates company and individual performance against that mix.

After the end of the year, the Compensation Committee approves the percent of goal achieved for each corporate goal, along with the overall percent of corporate goal achievement for purposes of bonus plan payouts. The Compensation Committee validates the resulting payouts by reviewing Gilead’s total cash and performance, based on more traditional financial measures, to the peer group.

The “Summary Compensation Table” on page 25 reports bonuses earned by the executive officers (but paid in February 2005) for performance in 2004. In its January 2005 meeting, the Compensation Committee reviewed executive officer performance in 2004 against the goals established at the beginning of the year, and by applying the framework discussed above, authorized payouts for the executive officers that, on average, were 140% of their target annual bonus award. This resulted in total cash compensation above the 50th percentile of the peer group for Gilead executive officers. Specifically, the Compensation Committee concluded that Gilead achieved the following stated performance goals and objectives for the year 2004:

•       Exceeded product revenue targets for Viread, AmBisome, Hepsera and Emtriva.

•       Exceeded all clinical development and regulatory affairs goals, including:

•        Continued development programs for all products consistent with post-approval regulatory commitments in the United States and the European Union; and

•        Completed planned world wide filings with regulatory agencies and received targeted approvals by year-end.

•       Achieved all commercial goals, including:

•        Launched Truvada (the fixed-dose combination of Viread and Emtriva) in the United States and received a recommendation for approval in the European Union; and

•        Continued commercial roll-out of Emtriva and Hepsera in the European Union.

•       Achieved all research goals.

•       Achieved all operating goals including the management of planned growth in the General and Administrative area through appropriate infrastructure development, policies and procedures.

•       Met all product manufacturing requirements.

•       Achieved several milestones in addition to the foregoing planned objectives, the most significant of which include:

•        Entered into the Genelabs and Achillion collaborations for Hepatitis C;

•        Entered into the Bristol-Myers Squibb Company U.S. collaboration for the co-formulation of Sustiva and Truvada for HIV/AIDS;

•       Completed the reorganization of Gilead’s commercial infrastructure; and

•        Met requirements for Sarbanes-Oxley 404 compliance.

The Compensation Committee also noted that while total cash compensation for the executive officers was above the 50th percentile of the peer group, Gilead’s 2004 performance relative to this same peer group exceeded the 75th percentile (and in many cases the 90th percentile) with respect to the following measures:  revenue growth, earnings per share, return on assets, return on equity, revenue per employee, market capitalization per employee and one-year stock price growth.

Equity Compensation

Equity compensation is a critical component to Gilead’s efforts to attract and retain executives and key employees, encourage employee ownership in Gilead, link pay with performance and align the interests of executive officers with those of stockholders. Gilead provides executive officers with a substantial economic interest in the long-term appreciation of Gilead’s common stock through the grant of stock options, subject to vesting restrictions. Options provide value only if Gilead’s stock price increases (which benefits all stockholders), and only if the executive or employee remains with Gilead until his or her options vest. Gilead’s standard practice is to grant options that vest over a five-year period.

Gilead is sensitive to the concerns of its stockholders regarding the dilutive impact of stock options. Accordingly, Gilead has designed its option grant practices to reflect an appropriate balance between stockholders’ dilution concerns and Gilead’s need to remain competitive by recruiting and retaining high-performing employees.

•       All of Gilead’s equity plans have been approved by stockholders. In addition, it is Gilead’s intention to annually ask stockholders to authorize a pool of shares for the upcoming year.

•       Gilead’s aggregate stock granting practices are conservative in our industry. Current equity compensation awards to employees, net of forfeitures, as a percentage of Gilead’s outstanding common stock is conservative in our industry (2.5% or below over the last three years, excluding shares assumed in connection with the acquisition of Triangle Pharmaceuticals); Gilead’s current intent is to limit annual net issuances of long term incentive awards to employees to under 3% of the number of shares of common stock outstanding, subject to extraordinary events (e.g., acquisitions).

•       The guidelines for equity grants are structured in consideration of peer group practice with respect to equity, but also taking company performance compared to the peer group into account. For example, following the two-for-one stock split on September 3, 2004, Gilead determined it could continue to grant competitive equity awards if the annual grant guidelines were increased by only 25%, rather than doubling the grant levels.

•       Equity grants to individual executives are generally based on individual/business unit performance in the preceding year, but also on the expected future contribution and long term retention of the executive.

In its January 2004 meeting, the Compensation Committee approved stock option grants for the executive officers as outlined in the table on page 26 titled “Option Grants in Last Fiscal Year.”

Chief Executive Officer Compensation

The base salary and long-term incentives paid to Dr. Martin in 2004 and the bonus paid to him in early 2005 for 2004 performance were determined in accordance with Gilead’s compensation philosophy and practices, as previously described. Dr. Martin is eligible to participate in the same compensation plans, including the annual and long-term incentive plans available to other officers and employees of Gilead.

Effective February 1, 2004, the Compensation Committee increased Dr. Martin’s base salary from $760,000 to $880,000 in recognition of Dr. Martin’s performance in leading Gilead to exceptional achievements relative to peers, as discussed above. The Compensation Committee used the peer group described above for purposes of determining the Chief Executive Officer’s compensation. This base salary was above the 50th percentile of chief executive officers in the peer group at the time of the increase and recognizes Dr. Martin’s performance over the course of 2003 and sustained performance over the past few years. Dr. Martin’s target bonus under the bonus plan was 80% of salary; 100% of the bonus payout is determined based on achievement of pre-specified company goals. Due to the fact that Gilead far exceeded the specified goals for 2004, the Compensation Committee awarded Dr. Martin a bonus of $1,020,800 in February 2005, which represented 145% of target. This resulted in total cash compensation above the 50th percentile of chief executive officers in the peer group, and in our view, was reasonable given Dr. Martin’s performance against the specified goals for 2004 and Gilead’s exceptional performance relative to the peer group.

Dr. Martin was also eligible to receive an annual stock option grant in 2004 based on performance and for retention purposes. At the beginning of 2004, Dr. Martin received an option to purchase 850,000 shares (split-adjusted) of Gilead common stock.

Effective February 1, 2005, the Compensation Committee increased Dr. Martin’s base salary from $880,000 to $975,000 in light of Dr. Martin’s leadership in accomplishing excellent results in 2004. His salary continues to be above the 50th percentile of the peer group in recognition of Gilead’s above peer group performance. At its January 2005 meeting, the Compensation Committee of the Board also granted Dr. Martin an option to purchase 425,000 shares of Gilead common stock.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million limit. The Compensation Committee has determined that ordinary income recognized by Gilead’s Named Executive Officers as a result of their exercise of stock options granted by the Compensation Committee under the 1991 Stock Option Plan and 2004 Plan having an exercise price at least equal to the fair market value of Gilead’s common stock on the date of grant, qualifies as performance-based compensation as defined under Section 162(m) of the Code. Except for compensation paid to the two most highly compensated executives, Gilead expects that amounts of compensation paid to each of its Named Executive Officers in a taxable year which is subject to the deduction limit will not exceed the $1 million limit under Section 162(m) of the Code.

The Compensation Committee believes that the continued commitment and leadership of Gilead’s executive officers through fiscal year 2004 were and continue to be important factors in accomplishing Gilead’s achievements.

Compensation Committee
Gordon E. Moore, Chairman Nicholas G. Moore Gayle E. Wilson

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Gilead under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit Committee Report(1)

During the fiscal year ended December 31, 2004 the Audit Committee consisted at various times of James Denny, Cordell Hull, George Shultz, Gordon Moore, and Nicholas Moore. Mr. Denny, Chairman of the Board of Directors, attended the January Audit Committee meeting in an ex-officio capacity. Mr. Nicholas Moore joined the Audit Committee in March 2004. Mr. Hull’s service on the Board and the Audit Committee ended in April 2004 and Mr. Denny became Chairman of the Audit Committee in April 2004. In January 2005, Nicholas Moore became Chairman of the Audit Committee, replacing Mr. Denny who will remain on the Audit Committee. None of the Audit Committee members is currently or has ever been an officer or an employee of the Company and all are “independent” directors as currently set forth under NASD rules. Mr. Denny and Mr. Nicholas Moore are each audit committee “financial experts”, as described in applicable Securities and Exchange Commission (“SEC”) rules.

The Audit Committee oversees Gilead’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of Gilead’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards in the United States. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards 61 as well as the auditors’ independence from management and Gilead, including the matters in the written disclosures and the letter from the independent auditors received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with the auditors’ independence.

The Audit Committee discussed with Gilead’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their audit and quarterly reviews, their evaluations of Gilead’s internal controls and the overall quality of Gilead’s financial reporting. The Audit Committee held four regular meetings and three telephonic meetings during 2004.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the retention of Ernst & Young LLP as the Company’s independent auditors.

Audit Committee
Nicholas G. Moore,Chairman James M. Denny Gordon E. Moore George P. Shultz

(1)          The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Gilead under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Performance Measurement Comparison

The following graph compares total stockholder returns of Gilead for the past five years to two indices: the Nasdaq CRSP Total Return Index for The Nasdaq Stock Market (U.S. companies), labeled Nasdaq-US, and the Nasdaq Pharmaceutical Index, labeled Nasdaq-Pharmaceutical. The total return for Gilead’s common stock and for each index assumes the reinvestment of dividends, although cash dividends have never been declared on Gilead’s common stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on The Nasdaq Stock Market. The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on The Nasdaq Stock Market. Gilead’s common stock is traded on The Nasdaq Stock Market and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical Indices.

Comparison of Cumulative Total Return on Investment for Past Five Years(1)(2)

(1)          This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Gilead under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)          Shows the cumulative return on investment assuming an investment of $100 in our common stock, the Nasdaq US and Nasdaq Pharmaceuticals on December 31, 1999.

Certain Relationships and Related Party Transactions

Executive Officer Loans

In October 1995, Gilead entered into a loan agreement with Michael K. Inouye, Gilead’s Senior Vice President, Sales and Marketing. The original principal amount of the loan was $100,000 with a term of ten years. The loan is non-interest bearing and 50% of the principal amount will be forgiven on a pro rata basis over a period of five years beginning on the sixth anniversary of the loan as long as Mr. Inouye is still employed by Gilead. In the event Mr. Inouye ceases to be employed by Gilead, the loan becomes interest-bearing and due and payable within sixty days of such termination of employment. As of December 31, 2004, the outstanding balance of the loan was $60,000.

In May 2001, Gilead entered into a loan agreement with John F. Milligan, currently Gilead’s Executive Vice President and Chief Financial Officer. The original principal amount of the loan was $110,000 with a term of ten years. The loan is non-interest bearing and 50% of the principal amount will be forgiven on a pro rata basis over a period of five years beginning on the sixth anniversary of the loan as long as Dr. Milligan is still employed by Gilead. In the event Dr. Milligan ceases to be employed by Gilead, the loan becomes interest-bearing and due and payable within sixty days of such termination of employment. The loan is secured by a deed of trust on Dr. Milligan’s residence. As of December 31, 2004, the outstanding balance of the loan was $110,000.

Indemnity Agreements

Gilead has entered into indemnity agreements with each of its officers (including the Named Executive Officers) and directors which provide, among other things, that Gilead will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party to by reason of his or her position as a director, officer or other agent of Gilead, and otherwise to the full extent permitted under Delaware law and Gilead’s bylaws.

Consulting Agreements

Under a consulting agreement between Gilead and Dr. Berg, a member of Gilead’s Board of Directors, Dr. Berg was retained as a member of Gilead’s Scientific Advisory Board (“SAB”). As a member of the SAB, Dr. Berg provided ongoing scientific advice to Gilead with respect to the development of new therapeutic substances. In the course of providing services under the consulting agreement, Dr. Berg was required to participate in the full annual meeting of the SAB by meeting with employees of Gilead, consultants and other SAB members, review Gilead’s development goals, assist in developing strategies for achieving such goals and to provide advice with respect to Gilead’s research and development activities. In addition to his participation in the annual SAB meeting, Dr. Berg provided scientific consulting services upon request, including participation in meetings of the SAB and reasonable telephone consultation. Under the terms of the consulting agreement, Dr. Berg was paid a flat annual fee of $25,000, payable in quarterly installments. Dr. Berg was also reimbursed for reasonable expenses incurred in providing consulting services, including travel expenses. The consulting agreement was terminated on December 31, 2003, and Dr. Berg is no longer a member of the SAB.

Severance Plan

Gilead adopted a Severance Plan in January 2003 that provides for severance benefits for employees, including executive officers, upon involuntary termination by Gilead in the event of a company-wide lay-off, departmental reorganization, significant restructuring of an individual’s job duties or due to a change in work location of more than 50 miles from the previous location. For executive officers these benefits are: (a) a cash benefit calculated as a multiple of the executive officer’s regular salary and most recent actual bonus or current target bonus; (b) outplacement services for a specified period; and (c) continued coverage under Gilead’s health and welfare plans for a specified period only if the executive officer has elected to receive the cash salary under the Severance Plan in a series of installment payments.

The Severance Plan also provides the foregoing benefits for executive officers who are involuntarily terminated or who resign due to certain specified reasons within a designated period following a change in control of Gilead. A change in control would occur in the case of a dissolution or liquidation of Gilead; a merger or consolidation in which Gilead was not the surviving corporation; a reverse merger in which Gilead was the surviving corporation but the shares of common stock were converted into other property; or a capital reorganization involving an exchange of more than 50% of the voting stock of Gilead. If the Chief Executive Officer resigns or is involuntarily terminated following a change in control event, the cash benefit noted in (a) in the preceding paragraph is three times annual regular earnings and bonus if within 24 months following a change in control event and two times annual earnings and bonus upon termination by Gilead in the event of a company-wide lay-off, departmental reorganization, significant restructuring, or change in job location of more than 50 miles. If an Executive Vice President or Senior Vice President resigns or is involuntarily terminated following a change in control, the cash benefit is two and a half times annual regular earnings and bonus if within 18 months following such change in control event and one and a half times annual regular earnings and bonus upon termination by Gilead in the event of a company-wide lay-off, departmental reorganization, significant restructuring, or change in job location of more than 50 miles. An executive officer who qualifies for such change in control benefits under the Severance Plan will also receive an additional cash payment equal to the amount of any estimated excise tax to be imposed on the compensation benefits received under the Severance Plan as well as any other amount payable under any other Gilead compensation program (such as stock option acceleration) deemed to be a parachute payment subject to excise tax.

No benefits will be paid to executive officers or eligible employees under the Severance Plan if the termination is due to death, for cause, for failure to meet specified performance objectives or for a voluntary resignation (other than as set forth above).

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Gilead stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Susan Hubbard, Senior Director, Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or contact ADP Investor Communication Services at 1-800-542-1061. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Mark L. Perry Secretary

April 1, 2005

A copy of Gilead’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2004, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404.

EXHIBIT A

GILEAD SCIENCES, INC.

2004 EQUITY INCENTIVE PLAN

(as amended through January 25, 2005)(1)

1.   Purpose of the Plan.   The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance. This Plan replaced the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors’ Stock Option Plan, no further option grants will be made under those plans, and the remaining shares available for issuance under those plans will be available for issuance under this Plan.

2.   Definitions.   As used herein, the following definitions shall apply:

         (a)   “Administrator” means the Board or any of the Committees appointed to administer the Plan.

         (b)   “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

         (c)   “Applicable Acceleration Period” means:  (i) 24 months, in the case of the Chief Executive Officer, (ii) 18 months, in the case of an Executive Vice President or Senior Vice President, and (iii) 12 months, in the case of all other Grantees.

         (d)   “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

         (e)   “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, Phantom Share, or other right or benefit under the Plan.

         (f)   “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

         (g)   “Board” means the Board of Directors of the Company.

         (h)   “Cause” means with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Active Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s:  (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(1)   Shares adjusted to reflect two-for-one stock split effective September 3, 2004.

         (i)   “Change in Control” means a change in ownership or control of the Company effected through any of the following transactions:

                  (i)   a dissolution or liquidation of the Company;

                  (ii)   a merger or consolidation in which the Company is not the surviving corporation;

                  (iii)   a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

                  (iv)   any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged.

         (j)   “Code” means the Internal Revenue Code of 1986, as amended.

         (k)   “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

         (l)   “Common Stock” means the common stock of the Company.

         (m)   “Company” means Gilead Sciences, Inc., a Delaware corporation.

         (n)   “Consultant” means any person including an advisor, who is engaged by the Company or any Related Entity to render services to the Company or such Related Entity and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not otherwise compensated by the Company for their services as Directors. The term “Consultant” shall include a member of the Board of Directors of a Related Entity.

         (o)   “Continuous Active Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted or terminated in the case of (i) an approved leave of absence of three consecutive months or less, (ii) the first three consecutive months of an approved leave of absence, (iii) an approved leave of absence, regardless of length and regardless of whether paid, if the right to re-employment is either guaranteed by statute or contract, or (iv) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant. Continuous Active Service shall be considered terminated (i) on the last day of the third month of an approved leave of absence which exceeds three months if the right to re-employment is not guaranteed either by statute or contract or (ii) upon the effective date of any change in status or capacity as an Employee, Director or Consultant (except as otherwise provided in the Award Agreement or authorized by the Board). The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Active Service shall be considered interrupted in the case of any leave of absence approved by the Board or the chief executive officer of the Company including sick leave, military leave, or any other personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three months, and reemployment upon expiration of such leave is not guaranteed by statute or contract such that Continuous Active Service is considered terminated, then the Incentive Stock Option shall be treated as a Nonstatutory Stock Option if exercised more than three months following termination of Continuous Active Service.

         (p)   “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

         (q)   “Director” means a member of the Board or the board of directors of any Related Entity.

         (r)   “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

         (s)   “Domestic Partner” means a person who meets and continues to meet all of the criteria detailed in the Gilead Sciences Affidavit of Domestic Partnership when the Domestic Partnership has been internally registered with the Company by filing with the Company an original, properly completed, notarized Gilead Sciences Affidavit of Domestic Partnership.

         (t)   “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. Neither service as a Director nor payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

         (u)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

         (v)   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                  (i)   If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

                  (ii)   If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and high asked prices for the Common Stock on the last market trading day prior to the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Board deems reliable; or

                  (iii)   In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Board in good faith.

         (w)   “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

         (x)   “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, Domestic Partner, a trust in which these persons (or the Grantee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests

         (y)   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

         (z)   “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

         (aa)   “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (bb)   “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

         (cc)   “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (dd)   “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

         (ee)   “Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

         (ff)   “Performance Units” means an Award denominated in U.S. dollars which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

         (gg)   “Phantom Share” means an Award denominated in Shares in which the Grantee has the right to receive an amount equal to the value of a specified number of Shares over a specified period of time and which will be payable in cash or Shares as established by the Administrator.

         (hh)   “Plan” means this Gilead Sciences, Inc. 2004 Equity Incentive Plan.

         (ii)   “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

         (jj)   “Restricted Stock” means Shares or an Award denominated in Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

         (kk)   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto, as in effect when discretion is being exercised with respect to the Plan.

         (ll)   “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

         (mm)   “Share” means a share of the Common Stock.

         (nn)   “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.   Stock Subject to the Plan.

         (a)   Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including, without limitation, Restricted Stock, Performance Shares, Options, SARs, Dividend Equivalent Rights, and Phantom Shares) is 17,200,000 Shares, plus the number of shares previously authorized for issuance under the Gilead Sciences, Inc. 1991 Stock Option Plan and the Gilead Sciences, Inc. 1995 Non-Employee Directors’ Stock Option Plan which are not required to be issued upon the exercise of options under those plans outstanding on May 25, 2004. Notwithstanding the foregoing, no more than 2,900,000 of such Shares may be issued pursuant to all Awards of Restricted Stock, Performance Shares, SARs, and Phantom Shares, in total. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock. Performance Units that by their terms may only be settled in cash shall not reduce the maximum aggregate number of shares that may be issued under the Plan.

         (b)   Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.

4.   Administration of the Plan.

         (a)   Plan Administrator:

                  (i)   Administration with Respect to Directors and Officers.   With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

                  (ii)   Administration With Respect to Consultants and Other Employees.   With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

                  (iii)   Administration With Respect to Covered Employees.   Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

         (b)   Powers of the Administrator.   Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

                  (i)   to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

                  (ii)   to determine whether and to what extent Awards are granted hereunder;

                  (iii)   to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

                  (iv)   to approve forms of Award Agreements for use under the Plan;

                  (v)   to determine the terms and conditions of any Award granted hereunder;

                  (vi)   to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option awarded under the Plan shall be subject to stockholder approval as provided in Section 7(b), and (C) canceling an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Restricted Stock, or other Award shall be subject to stockholder approval as provided in Section 7(b), unless the cancellation and exchange occurs in connection with a Change in Control as provided in Section 11;

                  (vii)   to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

                  (viii)   to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

                  (ix)   to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

         (c)   Indemnification.   In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

5.   Eligibility.   Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine.

6.   Terms and Conditions of Awards.

         (a)   Type of Awards.   The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, Restricted Stock, Dividend Equivalent Rights, Performance Units, Performance Shares, or

Phantom Shares. An Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

         (b)   Designation of Award.   Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Nonstatutory Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

         (c)   Conditions of Award.   Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) revenue, (ii) achievement of specified milestones in the discovery and development of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) personal management objectives, (vii) share price (including, but not limited to, growth measures and total shareholder return), (viii) earnings per share, (ix) operating efficiency, (x) operating margin, (xi) gross margin, (xii) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xiii) net sales growth, (xiv) productivity ratios, (xv) operating income, (xvi) net operating profit, (xvii) net earnings or net income (before or after taxes), (xviii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (xix) earnings before or after interest, taxes, depreciation, and/or amortization, (xx) economic value added, (xxi) market share, (xxii) customer satisfaction, (xxiii) working capital targets, and (xxiv) other measures of performance selected by the Administrator.  Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

         (d)   Acquisitions and Other Transactions.   The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

         (e)   Deferral of Award Payment.   The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

         (f)   Separate Programs.   The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

         (g)   Individual Limitations on Awards.   The maximum number of Shares with respect to which Options and/or SARs may be granted to any Grantee in any fiscal year of the Company shall be 2,000,000 Shares. The maximum number of Shares with respect to which Restricted Stock, Performance Shares, or Phantom Shares, in the aggregate, may be granted to any Grantee in any fiscal year of the Company shall be 200,000 Shares. In connection with a Grantee’s (i) commencement of Continuous Active Service or (ii) promotion, a Grantee may be granted Options and/or SARs for up to an additional 1,000,000 Shares or Restricted Stock, Performance Shares, or Phantom Shares, in the aggregate, for up to an additional 100,000 shares which shall not count against the limit set forth in the preceding sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. The value of all Awards denominated in U.S. dollars granted in any single calendar year to any Participant shall not exceed $7,000,000. For this purpose, the value of an Award denominated in U.S. dollars shall be determined on the date of grant without regard to any conditions imposed on the Award. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock), if such repricing is approved by the stockholders of the Company, shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR. If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or U.S. dollars) paid in addition to the original number of Shares subject to the Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

         (h)   Early Exercise.   The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

         (i)   Term of Award.   The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than ten years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

         (j)   Transferability of Awards.   Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

         (k)   Time of Granting Awards.   The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.

7.   Award Exercise or Purchase Price; Consideration and Taxes.

         (a)   Exercise or Purchase Price.   The exercise or purchase price, if any, for an Award shall be as follows:

                  (i)   In the case of an Incentive Stock Option:

                           (A)   granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than 110% of the Fair Market Value per Share on the date of grant; or

                           (B)   granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

                  (ii)   In the case of a Nonstatutory Stock Option, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.

                  (iii)   In the case of a SAR, the base amount on which the stock appreciation is calculated shall be not less than 100% of the Fair Market Value per Share on the date of grant.

                  (iv)   In the case of other Awards, such price as is determined by the Administrator.

                  (v)   Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

         (b)   No Authority to Reprice.   Without the consent of stockholders of the Company, the Board shall have no authority to effect (i) the repricing of any outstanding Options under the Plan and/or (ii) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock.

A-9

         (c)   Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

                  (vi)   cash;

                  (vii)   check;

                  (viii)   surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six months;

                  (ix)   with respect to Options, payment through a traditional broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

                  (x)   with respect to Options, payment through an internet-based broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall establish and maintain an account with the internet-based broker-dealer to effect the sale of some or all of the purchased Shares and ensure that such account contains sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall execute the transaction with the internet-based broker-dealer who will then cause the purchased Shares to be deposited into the Grantee’s account in order to complete the sale transaction; or

                  (xi)   any combination of the foregoing methods of payment.

         (d)   Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any federal, state, local or non-U.S. income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8.   Exercise of Award.

         (a)   Procedure for Exercise; Rights as a Stockholder.

                  (i)   Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement. Notwithstanding any other provision of the Plan to the contrary, except with respect to a maximum of 5% of the Shares authorized for issuance under Section 3(a), any Awards of Restricted Stock which vest on the basis of the Grantee’s Continuous Active Service with the Company or a Related Entity shall not provide for vesting which is any more rapid than annual pro rata vesting over a three-year period and any Awards of Restricted Stock which provide for vesting upon the attainment of performance goals shall provide for a performance period of at least 12 months.

                  (ii)   An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company or its designee in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(c)(iv).

         (b)   Exercise of Award Following Termination of Continuous Active Service.

                  (i)   An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Active Service only to the extent provided in the Award Agreement.

                  (ii)   Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Active Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

                  (iii)   Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Active Service shall convert automatically to a Nonstatutory Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.   Conditions Upon Issuance of Shares.

         (a)   Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         (b)   As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.   Adjustments Upon Changes in Capitalization.   If any change is made in the Common Stock subject to the Plan, or subject to any Award (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to Section 3(a), and the maximum number of shares subject to award to any person during any calendar year pursuant to Section 6(g), and the outstanding Awards (other than an Award of Restricted Stock that is outstanding at the time of the event described in this paragraph) will be appropriately adjusted in the classes(es) and the number of shares and price per Share subject to such outstanding Awards, including any price required to be paid for Restricted Stock not yet outstanding at the time of the event described in this paragraph

11.   Change in Control.

         (a)   Effect of Change in Control on Awards. In the event of a Change in Control, then, at the sole discretion of the Board and to the extent permitted by applicable law:  (i) any surviving corporation shall assume any Awards outstanding under the Plan or shall substitute similar Awards for those outstanding under the Plan, (ii) the time during which such Awards may be exercised shall be accelerated and the Awards terminated if not exercised prior to the Change in Control, or (iii) such Awards shall continue in full force and effect.

         (b)   Acceleration of Award Upon Change in Control. Notwithstanding any other provisions of this Plan to the contrary, if a Change in Control occurs and if within one month before or within the Applicable Acceleration Period after the date of such Change in Control (1) the Continuous Active Service of an Employee or a Consultant terminates due to an involuntary termination (not including death or Disability) without Cause (as such term is defined below) or a voluntary termination by the Grantee due to Constructive Termination (as such term is defined below) or (2) the Continuous Active Service of a Director terminates, then the vesting and exercisability of all Awards held by such Grantee shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to an Award shall lapse, as follows. With respect to those Awards held by a Grantee at the time of such termination, 100% of the unvested Shares covered by such Awards shall vest and become exercisable (or reacquisition or repurchase rights held by the Company shall lapse with respect to 100% of the Shares still subject to such rights, as appropriate) as of the date of such termination.

         (c)   Definition of “Cause”. For the purposes of Section 11(b) only, “Cause” means (i) conviction of, a guilty plea with respect to, or a plea of non contendere to a charge that a Grantee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or a Related Entity; (ii) material breach of any agreement entered into between the Grantee and the Company or a Related Entity that impairs the Company’s or the Related Entity’s interest therein; (iii) willful misconduct, significant failure of the Grantee to perform the Grantee’s duties, or gross neglect by the Grantee of the Grantee’s duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or a Related Entity.

         (d)   Definition of “Constructive Termination”. For purposes of Section 11(b) only, “Constructive Termination” means the occurrence of any of the following events or conditions:  (i) (A) a change in the Grantee’s status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Grantee’s status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or within the Applicable Acceleration Period after the date of a Change in Control; (B) the assignment to the Grantee of any duties or responsibilities which are inconsistent with the Grantee’s status, title, position or responsibilities as in effect at any time within 90 days preceding the date of a Change in Control or at any time within the Applicable Acceleration Period after the Change in Control; or (C) any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of such offices or positions, except in connection with the termination of the Grantee’s Continuous Active Service for Cause, as a result of the Grantee’s Disability or death or by the Grantee other than as a result of Constructive Termination; (ii) a reduction in the Grantee’s annual base compensation or any failure to pay the Grantee any compensation or benefits to which the Grantee is entitled within five days of the date due; (iii) the Company’s requiring the Grantee to relocate to any place outside a 50 mile radius of the Grantee’s current work site, except for reasonably required travel on the business of the Company or a Related Entity which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Grantee was participating at any time within 90 days preceding the date of a Change in Control or at any time within the Applicable Acceleration Period after the Change in Control, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Grantee, or (B) provide the Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Grantee was participating at any time within 90 days preceding the date of a Change in Control or at any within the Applicable Acceleration Period after the Change in Control; (v) any material breach by the Company of any provision of an agreement between the Company and the Grantee, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within 15 days following notice by the Grantee of such breach; of (vi) the failure of the Company to obtain an agreement, satisfactory to the Grantee, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

         (e)   Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Nonstatutory Stock Options.

12.   Effective Date and Term of Plan.   The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.   Amendment, Suspension or Termination of the Plan.

         (a)   The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by NASD Marketplace Rule 4350(i)(1)(A), Section 422 of the Code and regulations promulgated thereunder, or any other Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

         (b)   No Award may be granted during any suspension of the Plan or after termination of the Plan.

         (c)   No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.   Reservation of Shares.

         (a)   The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

         (b)   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.   No Effect on Terms of Employment/Consulting Relationship.   The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Active Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Active Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Active Service has been terminated for Cause for the purposes of this Plan.

16.   No Effect on Retirement and Other Benefit Plans.   Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.   Unfunded Obligation.   Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

PROXY

GILEAD SCIENCES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2005

        The undersigned hereby appoints John C. Martin and Mark L. Perry, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Gilead Sciences, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Gilead Sciences, Inc. to be held at the Hyatt Regency San Francisco Airport, 1333 Bayshore Highway, Burlingame, California on Tuesday, May 10, 2005 at 10:00 a.m. local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

You can now access your Gilead Sciences, Inc. account online.

Access your Gilead Sciences, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Gilead Sciences, Inc. now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between
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Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS			THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 and 3
A VOTE FOR THE NOMINEES FOR		WITHHELD
DIRECTOR LISTED BELOW.	FOR	FOR ALL		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
ITEM 1. To elect eight directors to serve for the next year and until their successors are elected.	☐	☐	ITEM 2–To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of Gilead for the fiscal year ending December 31, 2005.	☐	☐	☐	ITEM 3–To approve an amendment to Gilead’s 2004 Equity Incentive Plan.	☐	☐	☐
Nominees: 01 Paul Berg 02 Etienne F. Davignon 03 James M. Denny 04 John C. Martin	05 Gordon E. Moore 06 Nicholas G. Moore 07 George P. Shultz 08 Gayle E. Wilson

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4

							ITEM 4–To approve a stockholder proposal requesting a report on HIV/AIDS, tuberculosis and malaria pandemics.	☐	☐	☐

To withhold authority to vote for any nominee(s),
write such nominee(s)’ name(s) below:

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
^ FOLD AND DETACH HERE ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/gild Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at http://www.investors.gilead.com